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                                                                  Exhibit (c)(2)


                           TENDER AND VOTING AGREEMENT

                  THIS TENDER AND VOTING AGREEMENT dated as of July 10, 1999 (this "AGREEMENT") is by and among ACCOR SA, a corporation organized under the laws of France ("PARENT"), RRI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and the persons listed on Annex A hereto (collectively, the "MS ENTITIES").

                              W I T N E S S E T H:

                  WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Red Roof Inns, Inc., a Delaware corporation (the "COMPANY"), have entered into an Agreement and Plan of Merger (as amended from time to time, the "MERGER AGREEMENT"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "OFFER") to purchase any and all shares of common stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK");

                  WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, Parent has required that the MS Entities enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

         "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any MS Entity, "AFFILIATE" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

         "ENCUMBRANCES" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions of any nature whatsoever.

         "OWNED SHARES" means, with respect to each MS Entity, the shares of Company Common Stock set forth opposite such MS Entity's name on Annex A to this Agreement, together with any other shares of Company Common Stock acquired by that MS Entity after the date hereof.

         "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate, unincorporated organization or other entity.

         "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, partners, shareholders, members, employees, and other agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

         "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.
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2. Representations and Warranties of the MS Entities. Each MS Entity hereby represents and warrants, but as to itself only, to Parent and Purchaser as follows:

         (a) Upon the consummation of the Offer or exercise of the Option (as defined in Section 6 hereof), Purchaser will acquire good and marketable title to such MS Entity's Owned Shares, free and clear of all Encumbrances, except for any Encumbrance arising (i) under the Securities Act of 1933, as amended, or any applicable state securities laws or (ii) solely as a result of the conduct of Purchaser. Annex A accurately sets forth the number of shares of Company Common Stock owned by such MS Entity as of the date of this Agreement.

         (b) Such MS Entity is a corporation, limited liability company or partnership (as specified on Annex A hereto) duly organized and validly existing under the laws of its jurisdiction of organization, is in good standing under the laws of its jurisdiction of organization, and has the corporate, company or partnership (as the case may be) power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance by such MS Entity of this Agreement and the consummation by it of the transactions contemplated hereby have, to the extent required, been duly and validly authorized by its Board of Directors, Manager(s) and General Partner(s) (as the case may be) of such MS Entity and no other corporate, company or partnership (as the case may be) proceedings on its part are necessary to authorize the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby.

         (c) This Agreement has been duly and validly executed and delivered by such MS Entity and constitutes a valid and binding agreement of it and any person for whom it is acting as a nominee, enforceable against them in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (d) None of the execution and delivery of this Agreement by such MS Entity, the consummation by it of the transactions contemplated hereby or compliance by it with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of its certificate of incorporation, by-laws, limited liability company agreement, partnership agreement or similar organizational documents, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which it is a party or by which any of its properties or assets (including the Owned Shares) may be bound, (iii) require on its part any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to it or any of its properties or assets, excluding from clauses (ii) through (iv) such violations, breaches, defaults or failure to make any filing or to obtain any permit, authorization, consent or approval which would not, individually or in the aggregate, have a material adverse effect on it, and which will not materially impair the its ability to consummate the transactions contemplated hereby.

         (e) Except as set forth on Schedule 2(e) to this Agreement, such MS Entity is the record and beneficial owner, has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to its Owned Shares, subject to applicable securities laws and the terms of this Agreement.

3. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant, jointly and severally, to the MS Entities as follows:


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         (a) Each of Parent and Purchaser is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and each of them is in good standing under the laws of its jurisdiction of incorporation. Parent and Purchaser have the corporate power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. The execution and delivery by Parent and Purchaser of this Agreement and the performance by Parent and Purchaser of their respective obligations hereunder have been duly and validly authorized by the Management Board and/or the Supervisory Board of Parent and the Board of Directors and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery or performance of this Agreement by Parent and Purchaser or the consummation of the transactions contemplated hereby by Parent and Purchaser.

         (b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against each of them in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) None of the execution and delivery of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the transactions contemplated hereby or compliance by Parent or Purchaser with any of the provisions hereof shall (i) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent or Purchaser, or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties or assets may be bound, (iii) require on the part of Parent or the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing required to be made under the HSR Act, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets, excluding from clauses (ii) through (iv) such violations, breaches, defaults or failure to make any filing or to obtain any permit, authorization, consent or approval which would not, individually or in the aggregate, have a material adverse effect on Parent or Purchaser, and which will not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

4. Tender of Shares. Each MS Entity shall tender or cause the record owner thereof to tender, pursuant to and in accordance with the terms of the Offer, and shall not withdraw, any and all of its Owned Shares. The parties agree that each MS Entity will, for all Owned Shares tendered by it in the Offer and accepted for payment and purchased by Purchaser, receive a price for each of its Owned Shares equal to $22.75, or such higher per share consideration paid to other stockholders who have tendered shares of Company Common Stock into the Offer which have been accepted for payment and purchased by Purchaser in the Offer (the "OFFER PRICE"), but not any additional amounts paid or payable to holders of Company Common Stock that do not participate in the Offer by reason of rights of appraisal, rights of dissent or otherwise. Parent and Purchaser agree (a) not to decrease the price to be paid to the Company's stockholders in the Offer or the Merger below $22.75 per Share, and that (b) on the date that the Owned Shares are accepted for payment and purchased by Purchaser pursuant to the Offer, Purchaser or Parent, as the case may be, shall make, or cause to be made by the Paying Agent, payment by wire transfer to each MS Entity of the purchase price for all its Owned Shares that are tendered by it and accepted for payment and purchased by Purchaser to such account as is designated by such MS Entity in the letter of transmittal which accompanies the tender of the Owned Shares.

5. Voting of Owned Shares; Proxy. (a) During the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Offer and
(y) the termination of this Agreement (such period being referred to as the "VOTING PERIOD"), at any meeting (whether annual or special, and


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whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, each MS Entity shall vote (or cause to be voted) all of its Owned Shares: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger, including any Acquisition Proposal (other than the Offer and the Merger). No MS Entity shall enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 5.

         (b) By its execution hereof and in order to secure its obligations under this Agreement, during the period commencing on the date hereof, each MS Entity irrevocably grants to, and appoints, Parent and Benjamin Cohen, Pierre Todorov, Armand Sebban and Emmett J.Gossen, Jr., or any of them, in their respective capacities as employees of Parent and/or its Subsidiaries, and any individual who shall hereafter succeed to either of their respective positions at Parent and/or such Subsidiary, and each of them individually, as its true and lawful proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of it, to vote the Owned Shares or grant a consent or approval in respect of the Owned Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger, including against any Acquisition Proposal other than the Offer and the Merger (the irrevocable proxy granted by each MS Entity under this Section 5(b) being its "IRREVOCABLE PROXY").

         (c) Each MS Entity understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon its execution and delivery of its Irrevocable Proxy. Each MS Entity hereby affirms that its Irrevocable Proxy is given in connection with the execution of this Agreement and the Merger Agreement, and further affirms that its Irrevocable Proxy is coupled with an interest in this Agreement and may under no circumstances be revoked until the termination of this Agreement in accordance with Section 15 at which point its Irrevocable Proxy shall be automatically revoked. Each MS Entity hereby ratifies and confirms all that its Irrevocable Proxy may lawfully do or cause to be done by virtue hereof. The Irrevocable Proxy of each MS Entity is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

6. Option. (a) Each MS Entity hereby grants Purchaser an irrevocable option (the irrevocable option granted by each MS Entity under this Section 6(a) being its "OPTION") to purchase all its Owned Shares at a price per share equal to the Offer Price (the "OPTION PRICE"). The Option granted by each MS Entity shall become exercisable, in whole but not in part, only if either of the following occur (each a "TRIGGERING EVENT"):

                  (i) the Offer is terminated without the Purchaser purchasing Shares thereunder solely because the Minimum Condition has not been met; or

                  (ii) the Offer is consummated without that MS Entity having tendered all its Owned Shares in accordance with Section 4.

         (b) Notwithstanding any provision of this Agreement to the contrary, it is understood that Purchaser shall not be entitled to purchase the Shares pursuant to any Option if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement. Upon the purchase of the Owned Shares of any MS Entity pursuant to the applicable Option, Purchaser shall, unless the Company shall have breached its obligations pursuant to the last sentence of Section


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5.4(d) of the Merger Agreement, complete the Merger in accordance with, and subject to the terms and conditions set forth in, the Merger Agreement.

7.       Exercise of Options.

         (a) Subject to the conditions set forth in Section 9 hereof, the Options may be exercised by Purchaser in accordance with the terms in this
Section 7 and the other provisions of this Agreement. In the event Purchaser wishes to exercise any Option granted by the MS Entities under Section 6, Purchaser shall send a written notice (the "EXERCISE NOTICE") to such MS Entity stating that it wishes to purchase such MS Entity's Owned Shares pursuant to such exercise and the place, the date (not less than one nor more than 20 business days from the Exercise Notice), and the time for closing of such purchase; provided, that such time and place may be earlier than one day after the Exercise Notice if reasonably practicable; provided, further, that no Exercise Notice shall be valid unless contemporaneously therewith an Exercise Notice is delivered to all other MS Entities with respect to all other Options that are then exercisable which provides for a contemporaneous closing. An Exercise Notice may be delivered by Purchaser not later than 10 business days after the occurrence of a Trigger Event, and, if such a Notice is not delivered by such date, the Options shall terminate automatically and be of no further force and effect. The closing of a purchase of Owned Shares upon the exercise of any Option (a "CLOSING") shall take place at the place, on the date and at the time designated by Purchase in its Exercise Notice; provided that if, at the date of the Closing herein provided for, the conditions set forth in Section 9 shall not have been satisfied (or waived by the applicable MS Entity) or the conditions set forth in Section 10 shall not have been satisfied (or waived by Purchaser), Purchaser may, by written notice to the applicable MS Entity, postpone the Closing until a date that is no later than five business days after such conditions are satisfied (or so waived). If the Closing does not occur by such date, the Options shall terminate and be of no further force or effect.

         (b) Purchaser shall not be under any obligation to deliver any Exercise Notice and may allow the Options to terminate without purchasing any Owned Shares hereunder; provided, however, that once Purchaser has delivered to an MS Entity an Exercise Notice, subject to the terms and conditions set forth in this Agreement, Purchaser shall be bound to effect the purchase of the relevant Owned Shares as described in such Exercise Notice.

8. Closing. At the Closing, (a) the relevant MS Entity shall deliver to Purchaser a certificate or certificates, duly endorsed or accompanied by stock powers duly executed in blank (collectively, the "CERTIFICATES") representing (or cause to be made book entry delivery to an account designated by Purchaser in the Exercise Notice of) such Owned Shares, and (b) Purchaser shall deliver to the MS Entity a certified or bank cashier's check or checks payable to or upon the order of the MS Entity in an amount equal to (i) the number of Owned Shares being purchased from such MS Entity at such Closing multiplied by (ii) the Offer Price.

9. Conditions to the MS Entity's Obligations. The obligation of an MS Entity to sell Owned Shares pursuant to an exercise of an Option at any Closing is subject to the following conditions:

         (a) The representations and warranties of Purchaser contained in
Section 3 shall be true and correct in all material respects on the date thereof.

         (b) All waiting periods under the HSR Act applicable to the exercise of the applicable Option shall have expired or been terminated.

         (c) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity or court of competent jurisdiction, nor any statute, rule, regulation or order promulgated or enacted by any Governmental Entity, prohibiting the exercise of the applicable Option.

         (d) Purchaser shall have purchased all the Owned Shares of all the MS Entities.


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10. Conditions to Purchaser's Obligations. The obligation of Purchaser to purchase Owned Shares pursuant to an exercise of an Option at any Closing is subject to the following conditions:

         (a) The representations and warranties of the MS Entities contained in
Section 2 shall be true and correct in all material respects on the date thereof.

         (b) After giving effect to the Closing, Purchaser shall have purchased at least 18,400,000 shares of Company Common Stock in the aggregate, which 18,400,000 shares represent at least 68.3% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock on the date hereof (and no less than 51% of such Shares on the date of the Closing), from the MS Entities.

         (c) any applicable waiting period under the HSR Act has expired or terminated.

         (d) at any time on or after the occurrence of a Trigger Event and before the Closing,

                  (i) there shall not be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Options or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which
         (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of the Shares or the Owned Shares or the consummation of the Options or the Merger, (3) restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all the Shares or the Owned Shares, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares or the Owned Shares, including, without limitation, the right to vote the Shares to be purchased by it on all matters properly presented to the Company's stockholders, provided, however, that Parent shall have used its reasonable best efforts to cause any such judgment, order or injunction to be vacated or lifted;

                  (ii) there shall not be any action or proceeding pending or instituted by any domestic or foreign national or federal governmental regulatory or administrative agency or authority, or by any U.S. state governmental regulatory or administrative agency or authority, which:
         (A) (1) seeks to prohibit, or impose any material limitation on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Options or the Merger, (3) seeks to restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all the Shares or the Owned Shares or (4) seeks to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares or the Owned Shares, including, without limitation, the right to vote the Shares or the Owned Shares purchased or to be purchased by it on all matters properly presented to the Company's stockholders; and (B) Parent shall have used all reasonable best efforts to cause to be dismissed; and (C) the Management Board or Supervisory Board of Parent shall have determined, after consultation with legal counsel, would, if adversely determined, have any of the results described in any of clauses (A)(1) through (A)(4) of this paragraph (ii) if the relief sought were to be obtained;

                  (iii) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Options as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement or (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the


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         aggregate, have a material adverse effect on the Company and its
         Subsidiaries, taken as a whole; or

                  (iv) the Company shall not have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it (including, without limitation, if the Company shall have entered into any definitive agreement or any agreement in principle with any Person (other than Parent, Purchaser or any affiliate thereof) with respect to an Acquisition Proposal or similar business combination with the Company); or

                  (v) there shall not have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the Nasdaq National Market System or the Paris Stock Exchange, which suspension or limitation shall have continued for at least five New York Stock Exchange trading days, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in France or any limitation (whether or not mandatory) by Federal, state or foreign authorities on the extension of credit by lending institutions, which moratorium, suspension, or limitation is reasonably likely to materially affect the ability of Parent to pay for the Shares or the Owned Shares, (3) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or France and reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole or materially and adversely affect the consummation of the Options or the Merger, or (4) in the case of clauses (1), (2) and (3) above existing at the time of the giving of the Exercise Notice, a material acceleration or worsening thereof.

11.      Restrictions on Transfer, Other Proxies; No Solicitation.

         (a) Except as provided in Sections 4, 5 or 6 hereof, no MS Entity shall, until the termination of this Agreement, pursuant to Section 15, directly or indirectly: (i) Transfer to any Person any or all of its Owned Shares; or
(ii) grant any proxies or powers of attorney, deposit any of its Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares. Nothing contained herein shall prevent any MS Entity from transferring any or all of its Owned Shares to an Affiliate of such MS Entity which is or agrees to be bound by this Agreement; provided that such MS Entity shall continue to remain liable for all its obligations under this Agreement.

         (b) Each MS Entity hereby agrees, solely in its capacity as a stockholder of the Company, that it and its subsidiaries or Affiliates shall not, and such MS Entity shall cause its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal or (ii) engage in any negotiations or discussions with, or furnish any information or data, to, any third party relating to an Acquisition Proposal. The MS Entities will promptly inform Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the MS Entities in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which the MS Entities may receive in respect of any Acquisition Proposal. The MS Entities will also promptly request each Person that has heretofore received any non-public information in connection with its consideration of an Acquisition Proposal to return all such non-public information furnished to such person by or on behalf of the MS Entities, the Company or any of the Company's Subsidiaries. Any action taken by the Company or any member of the Board of Directors of the Company or any Affiliate of any MS Entity as a financial advisor to the Company in his or its capacity as such in accordance with the terms of the Merger Agreement shall be deemed not to violate this Section 11(b).

12. Stop Transfer. No MS Entity shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of its Owned Shares, unless such transfer is made in compliance with this Agreement.


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13. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14. Waiver of Appraisal Rights. Each MS Entity hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

15. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which Purchaser shall have purchased and paid for all of the Owned Shares of the MS Entities in accordance with the terms of the Offer or pursuant to this exercise of the Options granted by the MS Entities, (b) the date on which the Options have expired in accordance with this Agreement, or (c) the date upon which the Merger Agreement is terminated in accordance with its terms.

16. Miscellaneous.

         (a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements; understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof.

         (b) Each of the MS Entities agrees that this Agreement and the respective rights and obligations of the MS Entities hereunder shall attach to all Owned Shares.

         (c) Without limiting Sections 3.20 and 5.9 of the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         (d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent and Purchaser may assign their rights and obligations hereunder to any assignee of such parties' rights and obligations under the Merger Agreement or to any other Subsidiary of Parent; provided that, in the case of any such assignment by Parent or Purchaser, Parent or Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Except for the last sentence of Section 6 hereof, which is intended to benefit the Company's stockholders, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

         (f) All notices (which term shall include any other communications) required or permitted to be given under this Agreement or in connection with the matters contemplated by this Agreement shall be in writing and shall be deemed to have been duly given to the intended party (i) when personally delivered,
(ii) upon receipt if sent by reputable overnight courier service or (iii) when successfully transmitted by telecopier without interruption (with a confirming copy of such transmission sent within one business day by reputable overnight courier service) to the party for whom intended, provided that any notice received by telecopy or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. All notices required to be given under this Agreement shall be sent to the party using the addresses or telecopy numbers specified below:

    If to Parent or Purchaser,
    to it at:                 c/o Accor S.A.
                              Tour Maine Montparnasse
                              33, avenue du Maine
                              Paris 75015
                              France
                              Attention:  Secretaire General
                              Telephone No.:  33-1-45-38-87-32
                              Telecopy No.:  33-1-45-38-87-30

                                 - and -

                              c/o Motel 6
                              14651 Dallas Parkway
                              Suite 500
                              Dallas, Texas 75240
                              Attention:  Chief Financial Officer
                              Telephone No.:  1-972-702-6843
                              Telecopy No.:  1-972-702-6909

                                 - and -

                              Attention: General Counsel
                              Telephone No.: 1-972-702-6961
                              Telecopy No.: 1-972-702-5995

    with a copy to:           Proskauer Rose LLP
                              1585 Broadway
                              New York, New York 10036-8299
                              Attention:  Jeffrey A. Horwitz, Esq.
                              Telephone No.:  1-212-969-3229
                              Telecopy No.:  1-212-969-2900


    If to any MS Entity:      c/o Morgan Stanley Dean Witter & Co.
                              1585 Broadway
                              New York, New York 10036
                              Attention:  John A. Henry
                              Telephone No.: 1-212- 761-7767
                              Telecopy No.:  1-212-761-0285

    with a copies to:         Davis Polk & Wardwell
                              450 Lexington Avenue
                              New York, NY  10017
                              Attention: Thomas Patrick Dore, Jr., Esq.
                              Telephone No.: 1-212-450-4136
                              Telecopy No.: 1-212-450-4800

                                 - and-

                              Red Roof Inns, Inc.
                              4355 Davidson Road
                              Hilliard, OH 43026-2491
                              Attention: David L. Rea, Executive Vice President Chief Financial Officer and Treasurer
                              Telephone No.: 1-614-876-3210
                              Telecopy No.: 1-614-876-0544

                                  -and-

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                              New York, New York 10022
                              Attention:  Jeffrey W. Tindell, Esq.
                              Telephone No.: 1-212-735-3380
                              Telecopy No.:  1-212-735-2000

        (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, provided the commercial objective of this Agreement is not frustrated.

        (h) Each of the parties hereto acknowledges and agrees that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that the parties hereto (a) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement in any proceeding instituted in the courts of the State of New York or the United States of America for the Southern District of New York or in the Court of Chancery in and for New Castle County in the State of Delaware or the courts of the United States of America for the District of Delaware (or, if any such court lacks subject matter jurisdiction, any appropriate state or federal court in the State of New York or the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and (b) will waive, in any proceeding for specific performance, the defense of adequacy of a remedy at law. Each of the parties further agrees to waive any requirement for the securing or posting of any bond or other security in connection with any proceeding for specific performance.

        (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any person, including any officer, partner, director or employee of the MS Entities, in the exercise of his or her fiduciary duties as a director of the Company.

        (k) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

        (l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "INCLUDE," "INCLUDES," and "INCLUDING" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. The words "HEREOF," "HEREIN" and "HEREWITH" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the gender and neuter genders of such term. The term "BUSINESS DAY" shall mean any day other than Saturday, Sunday or any other day on which banks in New York City, New York or Paris, France are required to or permitted to be closed.

        (m) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

        (n) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, the Court of Chancery of Delaware or the courts of the United States of America for the District of Delaware and, by execution and delivery of this Agreement, each of the MS Entities, Parent and Purchaser each hereby accept for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Each of the MS Entities, Parent and Purchaser irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to any MS Entity at the address referred to in Section 16(f) or, in the case of Parent or Purchaser, as provided in Section 16(o).

        (o) Each of Parent and Purchaser hereby designates CT Corporation as its respective agent for service of process in the State of New York and RL&F Service Corp. as its agent for the service of process in the State of Delaware, in each case solely with respect to any dispute or controversy arising out of this Agreement only, and service upon Parent or Purchaser for such purposes shall be deemed to be effective upon service of either CT Corporation or RL&F Service Corp., as applicable, as aforesaid or of its successor designated in accordance with the following sentence in the appropriate State. Parent or Purchaser may designate another corporate agent or law firm reasonably acceptable to the MS Entities and located in the Borough of Manhattan, in the City of New York, or in the County of Newcastle in the State of Delaware, as applicable, as successor agent for service of process upon 30 days' prior written notice to the MS Entities. Parent further covenants and agrees to execute, upon the MS Entities' request, such documents and agreements as are reasonably necessary to confirm such designations.

        (p) Each of the MS Entities, Parent and Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) that the proceeding in any such court is brought in an inconvenient forum, (d) that the venue of such proceeding is improper or (e) that this Agreement, or the subject matter hereof, may not be enforced in or by such court. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

        (q) Wherever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to cause such action.

                      [END OF TEXT; EXECUTION PAGE FOLLOWS]

                                [EXECUTION PAGE]

                IN WITNESS WHEREOF, Parent, Purchaser and the MS Entities have caused this Agreement to be duly executed as of the day and year first above written.

                                   ACCOR SA

                                   By: /s/ ANDRE MARTINEZ
                                      ---------------------------------
                                       Name:  Andre Martinez
                                       Title: Authorized Signatory

                                   By: /s/ PIERRE TODOROV
                                      ---------------------------------
                                      Name:  Pierre Todorov
                                      Title: Authorized Signatory

                                   RRI ACQUISITION CORP.

                                   By: /s/ ARMAND SEBBAN
                                      ---------------------------------
                                      Name:  Armand Sebban
                                      Title: Executive Vice President
                                             and Chief Financial Officer

                                   THE MORGAN STANLEY REAL ESTATE FUND, L.P.

                                   By: /s/ JOHN HENRY
                                      ---------------------------------
                                       Name:  John Henry
                                       Title: Vice President

                                   MORGAN STANLEY REAL ESTATE INVESTMENT
                                   MANAGEMENT, INC., as nominee

                                   By: /s/ JOHN HENRY
                                      ---------------------------------
                                      Name:  John Henry
                                      Title: Vice President

                                   MORGAN STANLEY REAL ESTATE CO-INVESTMENT
                                   PARTNERSHIP II, L.P.

                                   By: /s/ JOHN HENRY
                                      ---------------------------------
                                      Name:  John Henry
                                      Title: Vice President

                                     ANNEX A

                       MS Entities and their Owned Shares


MS ENTITY                                            OWNED SHARES
---------                                            ------------
THE MORGAN STANLEY REAL ESTATE FUND, L.P., a         12,872,640 shares of Company Common Stock
Delaware limited partnership

MORGAN STANLEY REAL ESTATE INVESTMENT                901,600 shares of Company Common Stock
MANAGEMENT, INC., a Delaware corporation, as
nominee

MORGAN STANLEY REAL ESTATE CO-INVESTMENT             4,625,760 shares of Company Common Stock
PARTNERSHIP II, L.P., a Delaware limited
partnership


                                       A-1